Exhibit 21.01
INTUIT INC.
Subsidiaries as of August 1, 2013

Entity	Formation
AisleBuyer, LLC	Delaware
Apps.com, Inc.	Delaware
CBS Corporate Services, Inc.	Texas
CBS Employer Services, Inc.	Texas
CBS Properties, Inc.	Texas
Computing Resources, Inc.	Nevada
Dallas Innovative Merchant Solutions, LLC	Texas
Demandforce, Inc.	California
Electronic Clearing House, Inc.	Nevada
EmployeeMatters Insurance Agency, Inc.	Connecticut
Fifo Pty Limited	Australia
INTU Holdings, Ltd.	Mauritius
Intuit Administrative Services, Inc.	Delaware
Intuit Australia Pty Limited	Australia
Intuit Canada Tax ULC	Canada
Intuit Canada ULC	Canada
Intuit Consumer Group Inc.	California
Intuit Distribution Inc.	California
Intuit Do-It-Yourself Payroll	California
Intuit Holding Ltd	United Kingdom
Intuit India Product Development Centre Private Ltd.	India
Intuit India Software Solutions Private Limited	India
Intuit Insurance Services Inc.	California
Intuit Limited	United Kingdom
Intuit Payment Solutions, LLC	California
Intuit Payments Inc.	Delaware
Intuit Payroll Holding, LLC	Delaware
Intuit Payroll Services, LLC	Delaware
Intuit Singapore Pte. Limited	Singapore
Intuit Technology Services Private Limited	India
Investment Solution Inc.	Delaware
Lacerte Software Corporation	Delaware
Lion's Partners, LLC	Delaware
MedFusion, Inc.	Delaware
MerchantAmerica, Inc.	California
Mint Software Inc.	Delaware

Nuance Data, Inc.	Delaware
PayCycle, Inc.	Delaware
Payroll Solution, Inc.	Texas
Quicken Investment Services, Inc.	Delaware
Quincy Data Center, LLC	Washington
SecureTax.com, Inc.	Delaware
Superior Bankcard Service LLC	Delaware
XpressCheX, Inc.	California